Exhibit (18)

Calculation of Filing Fee Tables

FORM N-14

(Form Type)

BlackRock MuniYield Quality Fund III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457	(o)			$1,000,000	$110.20	$110.20
Fees Previously Paid
Total Offering Amounts							$1,000,000		$110.20
Total Fees Previously Paid									$0
Total Fee Offsets
Net Fee Due									$110.20